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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Adam C. Derbyshire             Mike Freeman
          Vice President and             Director, Investor Relations and
          Chief Financial Officer        Corporate Communications
          919-862-1000                   919-862-1000


          SALIX PHARMACEUTICALS REPORTS
          FIRST QUARTER 2002 FINANCIAL RESULTS

RALEIGH, NC, May 15, 2002 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced operating results for the first quarter of 2002. The Company reported a net loss of $4.7 million, or $0.26 per share, for the first quarter of 2002. Product revenues for the period were $6.2 million. Product revenues were derived from sales of COLAZAL(R) (balsalazide disodium) Capsules 750 mg, the Company's first-line therapy for the treatment of mildly to moderately active ulcerative colitis. Cost of sales was $1.6 million for the first quarter of 2002. Gross margin was 75% for the period.

Operating expenses were $11.1 million for the first quarter of 2002, compared to $8.5 million for the prior year period. Selling, general and administrative expenses were $7.0 million for the first quarter of 2002, compared to $5.6 million for the first quarter of 2001. Research and development expenses were $2.5 million for the first three months of 2002, compared to $1.4 million for the prior year period.

Cash and cash equivalents were $79.1 million on March 31, 2002.

Commenting on the quarter, Robert Ruscher, President and Chief Executive Officer, stated, "COLAZAL sales, at $6.2 million for the first quarter of 2002, are off to a solid start for the year. Over 34,000 COLAZAL prescriptions were written during the first quarter of 2002, compared to just under 25,000 during the fourth quarter of 2001. This represents a 37% quarter-over-quarter rate of growth. We firmly believe that COLAZAL

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represents a significant step forward in the treatment of inflammation associated with ulcerative colitis and that COLAZAL sales will increase as our sales force continues to meet face-to-face with gastroenterologists to discuss and provide product samples of COLAZAL. Based upon information currently available, we estimate that net COLAZAL sales for 2002 will be between $30 and $35 million.

"With COLAZAL on the market, we are working to expand our product pipeline. On February 25, 2002, the FDA accepted for filing the New Drug Application we submitted seeking approval to market LUMENAX(TM) in the United States for the treatment of travelers' diarrhea. LUMENAX represents our next effort to provide products that meet the needs of gastroenterologists and their patients. We view the travelers' diarrhea indication as the first step in our development plan for LUMENAX. We believe that LUMENAX can be positioned as the "treatment of choice" for GI infections and, to this end, we intend to develop this non-systemic, broad-spectrum antibiotic to treat additional infections of the GI tract.

"We have spent the past 18 months building the Company's specialty sales force and in-house product development team. During March, we raised approximately $57 million by means of a follow-on public offering and now believe we have sufficient cash to fund opportunities to expand our business. With our infrastructure in place, Salix now is focused on using the proceeds from the offering to leverage its core business by maximizing the commercial potential of COLAZAL and LUMENAX and by acquiring or in-licensing additional products. Accordingly, by the end of the second quarter of 2002, we intend to initiate Phase IV studies for COLAZAL and small, single-center studies to investigate the utility of LUMENAX in the treatment of several additional indications. We also will continue to actively seek and review product in-licensing opportunities for late-stage and marketed products with third parties in both the U.S. and Europe."

The Company will host a conference call at 10:00 a.m. EDT, on May 15, 2002 to discuss the subjects of this press release. Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at

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http://www.salixpharm.com.  The web cast will be archived on the Company's web
-------------------------
site through May 21.

The telephone numbers to access the conference call are (888) 857-6929 (U.S. and Canada) or (719) 457-2600 (international.) A replay of the call will be available from 1:00 p.m., EDT, May 15 through May 21. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 355866.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix's strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete the required development and regulatory submission of these products, and market them through the Company's 60-member gastroenterology specialty sales force. Salix's first marketed product is COLAZAL(R), an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. Salix's next product candidate is LUMENAX(TM) (rifaximin), currently in development for the potential treatment of infections of the lower gastrointestinal tract. The Company submitted an NDA for rifaximin for the treatment of travelers' diarrhea to the FDA on December 26, 2001. Salix trades on the Nasdaq National Market under the ticker symbol "SLXP."

For more information please contact the Company at 919-862-1000 or visit our web site at www.salixpharm.com.
        ------------------

                                 Table follows

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Salix Pharmaceuticals, Ltd.
Condensed Consolidated Statement of Operations
Unaudited
(In thousands, except per share data)

                                                                Three Months Ended
                                                               March 31,    March 31,
                                                                 2002         2001
                                                             (unaudited)   (unaudited)
                                                            ---------------------------
Revenues:
 Product Revenue                                              $  6,211      $  3,290
 Revenue from Collaborative Agreements                              --         1,375
                                                            ---------------------------
     Total Revenues                                              6,211         4,665

Operating Expenses:
 Cost of Products Sold                                           1,566           786
 License Fees and Costs Related to Collaborative Agreements         31           692
 Research and Development                                        2,485         1,435
 Selling, General and Administrative                             6,978         5,558
                                                            ---------------------------
     Total Costs and Expenses                                   11,060         8,471

 Loss from operations                                           (4,849)       (3,806)
 Interest and Other Income/(Expense), net                          125           (91)
 Income tax                                                         --            --
                                                            ---------------------------

Net loss                                                      $ (4,724)     $ (3,897)

Net loss per share                                            $  (0.26)     $  (0.28)
                                                            ===========================
Weighted average shares outstanding                             17,895        13,711
                                                            ===========================

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 Salix Pharmaceuticals, Ltd.
 Condensed Consolidated Balance Sheets
 (In thousands)

                                                           March 31,     December 31,
                                                             2002           2001
                                                          (unaudited)     (audited)
                                                         -----------------------------
 Assets
  Cash and Cash Equivalents                              $    79,140    $   27,868
  Accounts Receivable, net                                     1,815         2,378
  Inventory                                                    7,580         6,274
  Other Assets                                                 2,278         2,070
                                                         -----------------------------

     Total Assets                                        $    90,813    $   38,590
                                                         =============================

 Liabilities & Stockholders' Equity
  Accounts Payable and Other Current Liabilities         $     7,495    $    8,094
  Deferred Revenue                                             2,852         2,902
                                                         -----------------------------
     Total Current Liabilities                                10,347        10,996

  Common Stock                                                    21            17
  Additional Paid-in-Capital                                 131,052        73,461
  Accumulated Deficit                                        (50,607)      (45,884)
                                                         -----------------------------
 Total Stockholders' Equity                                   80,466        27,594
                                                         -----------------------------

 Total Liabilities & Equity                              $    90,813    $   38,590
                                                         =============================

       Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, the need to acquire additional products and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.